As filed with the Securities and Exchange Commission on March 31, 2011
Registration No. 333-143653

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Modern Medical Modalities Corporation
(Exact name of registrant as specified in its charter)

New Jersey	22-3059258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

439 Chestnut Street Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

1999 Stock Option Plan of Modern Medical Modalities Corporation
(Full title of the plan)

Baruh Hayut, Chief Executive Officer 439 Chestnut Street Union, New Jersey 07083
(Name and address of agent for service)

(908) 687-8840
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

Modern Medical Modalities Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (file no. 333-143653) (the “Registration Statement”) to deregister shares of the Registrant’s common stock, par value $0.0002 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under the Modern Medical Modalities Corporation 2003 Stock Option Plan (the “Plan”).  The Registrant filed the Registration Statement, which registered 2,000,000 shares of Common Stock to be offered or sold under the Plan, with the Securities and Exchange Commission (the “Commission”) on June 11, 2007.

The Plan was adopted on October 30, 2003 and had a term of 10 years.  The Registrant’s Board of Directors terminated the Plan on March 30, 2011 and the Registrant will not grant any additional securities under the Plan.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing.  Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Union, New Jersey on March 30, 2011.

Modern Medical Modalities Corporation

By:	/s/ Baruh Hayut
Baruh Hayut, Chief Executive Officer

By:	/s/ Minesh Patel
Minesh Patel, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: March 30, 2011	/s/ Baruh Hayut
Baruh Hayut
Chief Executive Officer, Chairman and Director

Dated: March 30, 2011	/s/ Minesh Patel
Minesh Patel
Chief Financial Officer, Chief Operating Officer and Director

Dated: March 30, 2011	/s/ Paul Harrison
Paul Harrison
Lead Director